Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

International Speedway Corporation

We consent to the reference to our firm under the caption “Independent Certified Public Accountants” in Amendment No. 1 to the Registration Statement Form S-3 and related Prospectus of International Speedway Corporation for the registration of 2,500,000 shares of its common stock and to the inclusion therein of our report dated January 11, 2002 with respect to the consolidated financial statements of International Speedway Corporation included in its Annual Report (Form 10-K) for the year ended November 30, 2001, filed with the Securities and Exchange Corporation.

Jacksonville, Florida

January 29, 2002	/s/ Ernst & Young LLP